Exhibit 4.1
Form of Series A Note
This Note has not been registered under the Securities Act of 1933, as amended, and may not be transferred, sold or otherwise disposed of except while registration under said Act is in effect or pursuant to an exemption from registration under said Act or if said Act does not apply.
First Potomac Realty Investment Limited Partnership
6.41% Senior Note, Series A, due June 15, 2013

No. [ ] $[ ]	[Date] PPN 33612# AA 5
     For Value Received, the undersigned, First Potomac Realty Investment Limited Partnership (herein called the “Company"), a limited partnership organized and existing under the laws of Maryland, hereby promises to pay to                                         , or registered assigns, the principal sum of                                          Dollars (or so much thereof as shall not have been prepaid) on June 15, 2013, with interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid balance hereof at the rate of (a) 6.41% per annum from the date hereof, payable semiannually, on the 15th day of June and December in each year, commencing with the June 15 or December 15 next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the greater of (i) 7.41% or (ii) 1.00% over the rate of interest publicly announced by Citibank, N.A. from time to time in New York, New York as its “base” or “prime” rate payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).
     Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.
     This Note is one of a series of Senior Notes (herein called the “Notes") issued pursuant to the Note Purchase Agreement dated as of June 22, 2006 (as from time to time amended, the “Note Purchase Agreement"), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.
     This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written
Exhibit 1-B
(to Note Purchase Agreement)

instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.
     Pursuant to a Guaranty dated as of June 22, 2006, First Potomac Realty Trust, a Maryland real estate investment trust, has absolutely and unconditionally guaranteed payment in full of the principal of, Make-Whole Amount, if any, and interest on this Note and performance by the Company of all of its obligations contained in the Note Purchase Agreement all on the terms set forth in such Guaranty.
     This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.
     If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.
     This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would require application of the laws of a jurisdiction other than such State.

First Potomac Realty Investment Limited Partnership

By: First Potomac Realty Trust, Its sole general partner

By

	Name:	Barry H. Bass
	Title:	Executive Vice President and Chief Financial Officer
E-1-B-2